Ex. 99.1

FOR IMMEDIATE RELEASE

Cambridge Bancorp Announces Record Third Quarter 2019 Earnings and Declares Dividend

CAMBRIDGE, MA. (October 22, 2019) - Cambridge Bancorp (NASDAQ: CATC) (the “Company”), the parent of Cambridge Trust Company, today announced unaudited net income of $7,676,000 for the quarter ended September 30, 2019, an increase of $1,017,000, or 15.3%, compared to net income of $6,659,000 for the quarter ended September 30, 2018. Diluted earnings per share were $1.57 for the third quarter of 2019, representing a 2.5% decrease over diluted earnings per share of $1.61 for the same quarter last year. Net income for the third quarter of 2019 included after- tax merger expenses of $265,000, which the Company considers to be non-operating.

Excluding merger expenses related to the Optima Bank & Trust Company (“Optima”) merger, operating net income was $7,939,000 for the quarter ended September 30, 2019, an increase of $1,280,000, or 19.2%, compared to operating net income of $6,659,000 for the quarter ended September 30, 2018. Operating diluted earnings per share were $1.63 for the third quarter of 2019, representing a 1.2% increase over operating diluted earnings per share of $1.61 for the same quarter last year.

The third quarter of 2019 also included a $1.2 million pre-tax loan charge-off that reduced diluted operating earnings by approximately $0.18 per share. The charge-off was taken in connection with an acquired commercial real estate loan upon receipt of information indicating misstatements of fact and potential borrower fraud. We believe this to be an isolated incident and do not have any additional exposure to the borrower.

For the nine months ended September 30, 2019, unaudited net income was $18,146,000, representing a decrease of $429,000, or 2.3%, compared to net income of $18,575,000 for the nine months ended September 30, 2018. Diluted earnings per share were $3.95 for the first nine months of 2019, representing a 12.0% decrease over diluted earnings per share of $4.49 for the same nine months of 2018.

Excluding merger expenses related to the Optima merger and other non-operating adjustments, operating net income was $21,232,000 for the nine months ended September 30, 2019, an increase of $2,658,000, or 14.3%, compared to operating net income of $18,574,000 for the nine months ended September 30, 2018. Operating diluted earnings per share were $4.62 for the first nine months of 2019, representing a 2.9% increase over operating diluted earnings per share of $4.49 for the first nine months of last year.

“Despite an unanticipated loan charge-off, we experienced excellent results this quarter and loan originations, deposit growth, fee revenue, and the net interest margin were all solid,” noted Denis K. Sheahan, Chairman and CEO. “In particular, commercial loans and demand deposits showed excellent growth in the period.”

Balance Sheet

Third quarter 2019 highlights

•	Quarter to date loan growth of $83.3 million or 4.0%
•	Quarter to date demand deposit growth of $67.1 million or 11.4%
•	Quarter to date core deposit growth of $111.3 million or 5.4%
•	Non-interest bearing deposits represents 27.2% of total deposits

Total assets increased $740.5 million, or 35.2%, from December 31, 2018, inclusive of the Optima merger, and were $2.8 billion as of September 30, 2019.

Total loans increased $620.1 million, or 39.8%, from December 31, 2018, inclusive of the Optima merger, and stood at $2.2 billion as of September 30, 2019. The increase in total loans was due to a combination of the merger with Optima and non-merger related growth.

A table is included accompanying this release to provide detail of organic loan and deposit growth.

Organic loan growth:

•	Commercial real estate loans increased $144.5 million, or 19.1%, from December 31, 2018.
•	Commercial and industrial loans increased $14.1 million, or 15.1%, from December 31, 2018.
•

Residential mortgage loans decreased $9.1 million, or 1.5%, from December 31, 2018. During the third quarter of 2019, the Company sold $37.0 million of residential mortgages and the proceeds were used to reduce wholesale funding.

The Company’s total investment securities portfolio decreased by $33.5 million, or 7.4%, from $451.0 million at December 31, 2018 to $417.5 million at September 30, 2019, as cash flows were used to reduce wholesale funding.

Total deposits grew by $596.4 million, or 32.9%, to $2.4 billion at September 30, 2019, from $1.8 billion, at December 31, 2018, primarily driven by a combination of the impact of the Optima merger and organic core deposit growth.

•

Core deposits, which the Company defines as all deposits other than certificates of deposit, increased by $485.0 million, or 28.7%, to $2.2 billion from $1.7 billion at December 31, 2018, inclusive of the Optima merger.

•

Excluding the impact of the Optima merger, organic growth in core deposits was $170.4 million, or 10.1%, at September 30, 2019. Growth in core deposits during 2019 was attributable to successful deposit campaigns, as we strive to attract and deepen client relationships.

•

Inclusive of the Optima merger, the cost of total deposits for the quarter ended September 30, 2019, was 0.78%, as compared to 0.29% for the quarter ended September 30, 2018, driven by a combination of deposit growth and higher interest rates during 2019. The cost of total deposits for the nine months ended September 30, 2019, was 0.71%, as compared to 0.25% for the same period in 2018, driven by a combination of deposit growth and higher interest rates during 2019.

Short-term borrowings were $113.9 million as of September 30, 2019, representing a $23.9 million, or 26.6%, increase from $90.0 million at December 31, 2018.  Certificates of deposit, which totaled $232.9 million at September 30, 2019, increased by $111.4 million from $121.4 million at December 31, 2018, primarily due to the merger with Optima. Total brokered certificates of deposit, which are included within certificates of deposit, were $14.0 million and $27.5 million at September 30, 2019 and December 31, 2018, respectively.

Net Interest and Dividend Income

For the quarter ended September 30, 2019, net interest and dividend income before provision for loan losses increased by $4.9 million, or 30.2%, to $21.1 million, as compared to $16.2 million for the quarter ended September 30, 2018, primarily due to loan growth (both organic and as a result of the Optima merger) and higher levels of interest-earning assets.

•	Interest on loans increased $8.6 million, or 57.4%, due to higher interest rates combined with organic and merger related loan growth.

•	Interest on deposits increased $3.3 million, or 261.5%, due to an increase in cost of deposits combined with organic and merger related deposit growth.

The Company’s net interest margin, on a fully taxable equivalent basis, decreased 14 basis points to 3.21% for the quarter ended September 30, 2019, as compared to 3.35% for the quarter ended September 30, 2018.

For the nine months ended September 30, 2019, net interest and dividend income before provision for loan losses increased by $9.9 million, or 21.0%, to $57.1 million, as compared to $47.2 million for the nine months ended September 30, 2018, primarily due to loan growth (both organic and as a result of the Optima merger) and higher levels of interest-earning assets.

•	Interest on loans increased by $18.7 million, or 43.9%, due to higher interest rates combined with organic and merger related loan growth.
•	Interest on deposits increased by $8.2 million, or 249.2%, due to an increase in cost of deposits combined with organic and merger related deposit growth.

The Company’s net interest margin, on a fully taxable equivalent basis, decreased 10 basis points to 3.23% for the nine months ended September 30, 2019, as compared to 3.33% for the nine months ended September 30, 2018.

Provision for Loan Loss

During the nine months ended September 30, 2019, the allowance for loan losses increased by $1.3 million, or 7.6%, to $18.0 million at September 30, 2019, due to strong loan growth. The allowance for loan losses to total loans ratio stood at 0.83% as of September 30, 2019, as compared to 1.08% at December 31, 2018, primarily due to the impact of loans acquired in connection with the Optima merger. These acquired loans are recorded at fair value, including an adjustment for estimated credit losses, and without carryover of the respective portfolio’s historical allowance for loan losses.  During the third quarter of 2019, the Company recorded a $1.2 million charge-off associated with an acquired commercial real estate loan.

Noninterest Income

Total noninterest income increased by $1.4 million, or 16.1%, to $10.4 million for the quarter ended September 30, 2019, as compared to $8.9 million for the quarter ended September 30, 2018, primarily as a result of higher wealth management revenue, higher loan related derivative income, and higher gains on loan sales. Noninterest income was 33.0% of total revenue for the quarter ended September 30, 2019.

•

Wealth Management revenue increased by $254,000, or 3.7%, for the third quarter of 2019, as compared to the third quarter of 2018. Wealth Management Assets under Management and Administration increased by $401.3 million, or 14.0%, from December 31, 2018, and ended at $3.3 billion as of September 30, 2019, as a result of appreciation in the equity markets during 2019.

•

Loan related derivative income increased by $494,000, or 77.7%, for the third quarter of 2019, as compared to the third quarter of 2018, due to increased loan volume and the associated derivative transactions executed throughout the quarter.

•	Gain on loans held for sale increased by $423,000 as compared to the third quarter of 2018, due to the sale of a pool of $37.0 million in residential mortgages during the quarter.

Total noninterest income increased by $1.5 million, or 6.1%, to $26.5 million for the nine months ended September 30, 2019, as compared to $25.0 million for the nine months ended September 30, 2018, primarily as a result of higher wealth management revenue, higher loan related derivative income, and higher gains on loans held for sale. Noninterest income was 31.7% of total revenue for the nine months ended September 30, 2019.

•

Wealth Management revenue increased by $532,000, or 2.8%, for the nine months ended September 30, 2019, as compared to the nine months ended September 30, 2018, primarily due to appreciation in the equity markets during 2019.

•	Gain on loans held for sale increased by $409,000 as compared to the same period in 2018 primarily due to loan sales increased during 2019.
•	Loan related derivative income increased by $351,000 due to increased loan volume and the associated derivative transactions executed throughout 2019.

Noninterest Expense

Total noninterest expense increased by $3.0 million, or 18.8%, to $18.9 million for the quarter ended September 30, 2019, as compared to $15.9 million for the quarter ended September 30, 2018, driven by an increase in salaries and employee benefit expense, occupancy and equipment expense, data processing fees, and merger expenses. The increase to noninterest expense was partially offset by lower marketing expenses.

•	Salaries and employee benefit expense increases of $1.7 million were driven by the merger with Optima, increased staffing to support business initiatives, and higher employee benefit costs.
•	Occupancy and equipment expense increases of $502,000 were due to the merger with Optima and additional office space in Boston, MA.
•	Data processing expense increases of $323,000 were due to the merger with Optima and investments made in technology.

Total noninterest expense increased by $9.6 million, or 20.4%, to $56.7 million for the nine months ended September 30, 2019, as compared to $47.1 million for the nine months ended September 30, 2018, primarily driven by merger expenses of $3.9 million combined with higher salaries and employee benefit expense, occupancy and equipment expense, and data processing expense. The increase to noninterest expenses was partially offset by lower marketing expenses.

•	Merger expenses of $3.9 million were related to professional fees, compensation and severance agreements, as well as contract termination costs associated with the closing of the Optima merger.
•	Salaries and employee benefit increases of $3.5 million were driven by the merger with Optima, increased staffing to support business initiatives, and higher employee benefit costs.
•	Occupancy and equipment expense increases of $1.1 million were due to the merger with Optima and additional office space in Boston, Massachusetts.
•	Data processing expense increases of $684,000 were due increased volume of transactions related to the merger with Optima and investments made in technology.

Asset Quality

Non-performing loans totaled $3.5 million, or 0.16% of total loans outstanding as of September 30, 2019, including $2.5 million attributed to the non-performing acquired commercial real estate loan described above. The allowance for loan losses was $18.0 million, or 0.83% of total loans outstanding at September 30, 2019, as compared to $16.8 million, or 1.08% of total loans outstanding at year end 2018. The decrease in the allowance to loans ratio during 2019 is due to the impact of loans acquired in connection with the Optima merger. During the third quarter of 2019, the Company recorded $1.2 million in net loan charge-offs. Net loan charge-offs were $1.4 million for the first nine months of 2019.

Income Taxes

The Company’s effective tax rate was 26.1% for the quarter ended September 30, 2019, as compared to 24.0% for the quarter ended September 30, 2018. For the nine months ended September 30, 2019, the effective tax rate was 24.81%, as compared to 23.2% for the nine months ended September 30, 2018.

Dividend & Capital

On October 21, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.51 per share, which is payable on November 21, 2019 to shareholders of record as of the close of business on November 7, 2019.

The Company’s total shareholders’ equity to total assets ratio increased by 48 basis points to 8.56% as of September 30, 2019, as compared to 8.08% as of September 30, 2018.

The Company’s ratio of tangible common equity to tangible assets decreased 50 basis points to 7.43% at September 30, 2019, from 7.93% at December 31, 2018, primarily due to growth and the impact of goodwill and acquisition related intangibles recorded as a result of the merger with Optima. Tangible book value per share grew by $3.97, or 10.2%, to $43.03 as of September 30, 2019, as compared to $39.06 as of September 30, 2018.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 129-year-old Massachusetts chartered commercial bank with approximately $2.8 billion in assets and a total of 16 banking offices in Massachusetts and New Hampshire. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $3.3 billion in client assets under management and administration. The Wealth Management group maintains offices in Boston, Massachusetts; Concord, Manchester, and Portsmouth, New Hampshire.

The accompanying unaudited condensed interim and annual consolidated financial information should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K, which is posted in the investor relations section of the Company’s website at www.cambridgetrust.com.

Forward-looking Statements

Certain statements herein may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about the Company and its industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding the Company’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, and the impact of any laws or regulations applicable to the Company, are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following: economic conditions being less favorable than expected, disruptions to the credit and financial markets, changes in the Company’s accounting policies or in accounting standards, weakness in the real estate market, legislative, regulatory or accounting changes that adversely affect the Company’s business and/or competitive position, the Dodd-Frank Act’s consumer protection regulations, challenges from the integration of the Company and Optima resulting in the combined business not operating as effectively as expected, disruptions in the Company’s ability to access the capital markets and other factors that are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year end December 31, 2018, which the Company filed on March 18, 2019. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating EPS, tangible book value per share and the tangible common equity ratio, and return on average assets and return on average equity on an operating basis.

Operating net income and operating EPS exclude items that management believes are unrelated to its core banking business such as merger and acquisition expenses, gain (loss) on sale of investment securities, and other items. The Company’s management uses operating net income and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such excluded gains or losses.

Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders’ equity less goodwill and acquisition related intangible assets, or “tangible common equity,” by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by tangible assets, defined as total assets less goodwill and acquisition related intangibles) and with analysis of return on average assets and return on average common equity on an operating basis. The Company has included information on tangible book value per share, the tangible common equity ratio, and return on average assets and return on average common equity on an operating basis because management believes that investors may find it useful to have access to the same analytical tool used by management. As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles. Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be non-core and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating net income, operating EPS, tangible book value per share, the tangible common equity ratio, and return on average assets and return on average equity on an operating basis are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented under “GAAP to Non-GAAP Reconciliations.”

CONTACT:

Cambridge Bancorp

Michael F. Carotenuto

Chief Financial Officer

617-520-5520

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED QUARTERLY RESULTS

September 30, 2019

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
	(dollars in thousands, except per share data)

Interest and Dividend Income	$26,336	$17,602	$69,924	$50,670
Interest Expense	5,285	1,431	12,836	3,492
Net Interest and Dividend Income	21,051	16,171	57,088	47,178
Provision for Loan Losses	2,170	457	2,673	787
Noninterest Income	10,366	8,929	26,468	24,951
Noninterest Expense	18,863	15,879	56,749	47,145
Income Before Income Taxes	10,384	8,764	24,134	24,197
Income Tax Expense	2,708	2,105	5,988	5,622
Net Income	$7,676	$6,659	$18,146	$18,575

Operating Net Income*	$7,939	$6,659	$21,232	$18,574

Data Per Common Share:
Basic Earnings Per Share	$1.58	$1.62	$3.98	$4.53
Diluted Earnings Per Share	1.57	1.61	3.95	4.49
Operating Diluted Earnings Per Share*	1.63	1.61	4.62	4.49
Dividends Declared Per Share	0.51	0.50	1.53	1.46

Avg. Common Shares Outstanding:
Basic	4,815,020	4,064,620	4,525,178	4,059,608
Diluted	4,842,965	4,101,378	4,552,092	4,095,447

Selected Performance Ratios:
Net Interest Margin, FTE	3.21%	3.35%	3.23%	3.33%
Cost of Funds	0.80%	0.29%	0.72%	0.24%
Cost of Interest Bearing Liabilities	1.12%	0.45%	1.01%	0.37%
Cost of Deposits	0.78%	0.29%	0.71%	0.25%
Cost of Deposits excluding Wholesale Deposits	0.76%	0.26%	0.66%	0.21%
Return on Average Assets	1.10%	1.33%	0.97%	1.26%
Return on Average Earning Assets	1.17%	1.37%	1.02%	1.30%
Return on Average Equity	12.70%	16.71%	11.52%	16.21%
Efficiency Ratio	60.04%	63.26%	67.92%	65.36%
Operating Efficiency Ratio*	58.97%	63.26%	63.21%	65.36%
Operating Return on Tang Common Equity*	15.36%	16.76%	14.99%	16.26%
Operating Return on Average Assets*	1.13%	1.33%	1.13%	1.26%

		September 30,	December 31,	September 30,
		2019	2018	2018

Total Assets		$2,841,868	$2,101,384	$1,988,944
Total Loans		2,179,882	1,559,772	1,451,781
Non-Performing Loans		3,483	642	807
Allowance for Loan Losses		18,035	16,768	16,106
Allowance to Total Loans		0.83%	1.08%	1.11%
Total Deposits		2,407,859	1,811,410	1,731,279
Total Shareholders’ Equity		243,345	167,026	160,776
Total Shareholders’ Equity to Total Assets		8.56%	7.95%	8.08%
Wealth Management AUM		3,119,041	2,759,547	3,047,983
Wealth Management AUM & AUA		3,278,046	2,876,702	3,171,465
Book Value Per Share		$50.17	$40.67	$39.16
Tangible Common Equity Ratio*		7.43%	7.93%	8.06%
Tangible Book Value Per Share*		$43.03	$40.57	$39.06

*See GAAP to Non-GAAP Reconciliations.

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	September 30, 2019	December 31, 2018
	(dollars in thousands, except par value)
Assets
Cash and cash equivalents	$68,949	$18,473
Investment securities
Available for sale, at fair value (amortized cost $148,606 and $172,290, respectively)	148,068	168,163
Held to maturity, at amortized cost (fair value $276,241 and $281,310, respectively)	269,475	282,869
Total investment securities	417,543	451,032
Loans held for sale, at lower of cost or fair value	2,082	—
Loans
Residential mortgage	909,822	604,331
Commercial mortgage	1,016,772	757,957
Home equity	82,713	69,336
Commercial & Industrial	138,072	93,712
Consumer	32,503	34,436
Total loans	2,179,882	1,559,772
Less: allowance for loan losses	(18,035)	(16,768)
Net loans	2,161,847	1,543,004
Federal Home Loan Bank of Boston Stock, at cost	9,159	6,844
Bank owned life insurance	37,161	30,933
Banking premises and equipment, net	14,954	8,578
Right-of-use asset operating leases	34,553	—
Deferred income taxes, net	7,939	8,717
Accrued interest receivable	6,959	5,762
Goodwill	31,206	412
Merger related intangibles	3,429	—
Other assets	46,087	27,629
Total assets	$2,841,868	$2,101,384
Liabilities
Deposits
Demand	$654,133	$494,492
Interest bearing checking	429,755	431,702
Money market	214,721	135,585
Savings	876,392	628,212
Certificates of deposit	232,858	121,419
Total deposits	2,407,859	1,811,410
Short-term borrowings	113,935	90,000
Long-term borrowings	—	3,409
Operating lease liabilities	35,990	—
Other liabilities	40,739	29,539
Total liabilities	2,598,523	1,934,358
Shareholders’ Equity
Common stock, par value $1.00; Authorized: 10,000,000 shares; Outstanding: 4,849,988 shares and 4,107,051 shares, respectively	4,850	4,107
Additional paid-in capital	98,256	38,271
Retained earnings	142,237	131,135
Accumulated other comprehensive loss	(1,998)	(6,487)
Total shareholders’ equity	243,345	167,026
Total liabilities and shareholders’ equity	$2,841,868	$2,101,384

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(dollars in thousands, except share data)
Interest and dividend income
Interest on taxable loans	$23,280	$14,808	$60,919	$42,318
Interest on tax-exempt loans	172	91	385	279
Interest on taxable investment securities	1,978	1,936	6,074	5,570
Interest on tax-exempt investment securities	563	591	1,709	1,817
Dividends on FHLB of Boston stock	124	93	281	202
Interest on overnight investments	219	83	556	484
Total interest and dividend income	26,336	17,602	69,924	50,670
Interest expense
Interest on deposits	4,609	1,275	11,489	3,290
Interest on borrowed funds	676	156	1,347	202
Total interest expense	5,285	1,431	12,836	3,492
Net interest and dividend income	21,051	16,171	57,088	47,178
Provision for Loan Losses	2,170	457	2,673	787
Net interest and dividend income after provision for loan losses	18,881	15,714	54,415	46,391
Noninterest income
Wealth management revenue	7,033	6,779	19,576	19,044
Deposit account fees	814	782	2,395	2,306
ATM/Debit card income	391	294	1,046	875
Bank owned life insurance income	165	129	454	393
Gain (loss) on disposition of investment securities	2	—	(79)	2
Gain on loans held for sale	460	37	491	82
Loan related derivative income	1,130	636	1,571	1,220
Other income	371	272	1,014	1,029
Total noninterest income	10,366	8,929	26,468	24,951
Noninterest expense
Salaries and employee benefits	12,067	10,326	34,353	30,842
Occupancy and equipment	2,792	2,290	7,813	6,736
Data processing	1,652	1,329	4,532	3,848
Professional services	844	761	2,411	2,477
Marketing	263	595	1,175	1,369
FDIC insurance	91	151	369	437
Merger expenses	339	—	3,880	—
Other expenses	815	427	2,216	1,436
Total noninterest expense	18,863	15,879	56,749	47,145
Income before income taxes	10,384	8,764	24,134	24,197
Income tax expense	2,708	2,105	5,988	5,622
Net income	$7,676	6,659	$18,146	$18,575
Share data:
Weighted average number of shares outstanding, basic	4,815,020	4,064,620	4,525,178	4,059,608
Weighted average number of shares outstanding, diluted	4,842,965	4,101,378	4,552,092	4,095,447
Basic earnings per share	$1.58	$1.62	$3.98	$4.53
Diluted earnings per share	$1.57	$1.61	$3.95	$4.49

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Three Months Ended
	September 30, 2019			September 30, 2018
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$2,103,892	$23,280	4.39%	$1,417,426	$14,808	4.14%
Tax-exempt	19,441	218	4.45	9,855	116	4.67
Securities available for sale (3)
Taxable	149,045	704	1.87	193,703	790	1.62
Securities held to maturity
Taxable	204,279	1,274	2.47	199,841	1,146	2.28
Tax-exempt	74,246	713	3.81	76,030	749	3.91
Cash and cash equivalents	57,937	219	1.50	27,875	83	1.18
Total interest-earning assets (4)	2,608,840	26,408	4.02%	1,924,730	17,692	3.65%
Non interest-earning assets	184,151			74,738
Allowance for loan losses	(17,392)			(15,845)
Total assets	$2,775,599			$1,983,623
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$422,395	$117	0.11%	$388,460	$64	0.07%
Savings accounts	873,853	2,591	1.18	618,021	707	0.45
Money market accounts	209,922	743	1.40	107,096	206	0.76
Certificates of deposit	243,892	1,158	1.88	123,900	298	0.95
Total interest-bearing deposits	1,750,062	4,609	1.04	1,237,477	1,275	0.41
Other borrowed funds	115,809	676	2.32	26,626	156	2.32
Total interest-bearing liabilities	1,865,871	5,285	1.12%	1,264,103	1,431	0.45%
Non-interest-bearing liabilities
Demand deposits	596,646			535,777
Other liabilities	73,293			25,669
Total liabilities	2,535,810			1,825,549
Shareholders’ equity	239,789			158,074
Total liabilities & shareholders’ equity	$2,775,599			$1,983,623
Net interest income on a fully taxable equivalent basis		21,123			16,261
Less taxable equivalent adjustment		(196)			(183)
Net interest income		$20,927			$16,078
Net interest spread (5)			2.89%			3.20%
Net interest margin (6)			3.21%			3.35%

(1)	Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21%.
(2)	Nonaccrual loans are included in average amounts outstanding.
(3)	Average balances of securities available for sale calculated utilizing amortized cost.
(4)	Federal Home Loan Bank stock balance and dividend income is excluded from interest-earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets.

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Nine Months Ended
	September 30, 2019			September 30, 2018
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$1,868,256	$60,919	4.36%	$1,383,503	$42,318	4.09%
Tax-exempt	14,619	487	4.45	10,279	354	4.60
Securities available for sale (3)
Taxable	156,414	2,164	1.85	200,259	2,449	1.64
Securities held to maturity
Taxable	210,747	3,910	2.48	187,167	3,121	2.23
Tax-exempt	74,508	2,163	3.88	77,458	2,300	3.97
Cash and cash equivalents	48,750	556	1.52	48,817	484	1.33
Total interest-earning assets (4)	2,373,294	70,199	3.95%	1,907,483	51,026	3.58%
Non interest-earning assets	153,760			71,539
Allowance for loan losses	(16,999)			(15,701)
Total assets	$2,510,055			$1,963,321
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$413,773	$319	0.10%	$414,691	$166	0.05%
Savings accounts	797,187	6,288	1.05	620,036	1,907	0.41
Money market accounts	180,729	1,803	1.33	78,798	261	0.44
Certificates of deposit	226,908	3,079	1.81	139,683	956	0.92
Total interest-bearing deposits	1,618,597	11,489	0.95%	1,253,208	3,290	0.35%
Other borrowed funds	73,686	1,347	2.44	12,030	202	2.24
Total interest-bearing liabilities	1,692,283	12,836	1.01%	1,265,238	3,492	0.37%
Non-interest-bearing liabilities
Demand deposits	541,110			520,787
Other liabilities	66,141			24,123
Total liabilities	2,299,534			1,810,148
Shareholders’ equity	210,521			153,173
Total liabilities & shareholders’ equity	$2,510,055			$1,963,321
Net interest income on a fully taxable equivalent basis		57,363			47,534
Less taxable equivalent adjustment		(556)			(558)
Net interest income		$56,807			$46,976
Net interest spread (5)			2.94%			3.21%
Net interest margin (6)			3.23%			3.33%

(1)	Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21%.
(2)	Nonaccrual loans are included in average amounts outstanding.
(3)	Average balances of securities available for sale calculated utilizing amortized cost.
(4)	Federal Home Loan Bank stock balance and dividend income is excluded from interest-earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6)	Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets.

Organic Loan and Deposit Growth (dollars in thousands)

					December 2018 vs September 2019
	September 30,	June 30,	December 31,	Balance	Organic	Organic
	2019	2019	2018	Acquired	Growth/(Loss) $	Growth/(Loss) %
Loans
Residential mortgage	$909,822	$938,560	$604,331	$314,552	$(9,061)	(1.5%)
Commercial mortgage	1,016,772	905,441	757,957	114,338	144,477	19.1%
Home equity	82,713	85,814	69,336	15,452	(2,075)	(3.0%)
Commercial & Industrial	138,072	134,307	93,712	30,215	14,145	15.1%
Consumer	32,503	32,428	34,436	849	(2,782)	(8.1%)
Total loans	$2,179,882	$2,096,550	$1,559,772	$475,406	$144,704	9.3%

Deposits
Demand	$654,133	$587,030	$494,492	$58,722	$100,919	20.4%
Interest bearing checking	429,755	422,426	431,702	49,454	(51,401)	(11.9%)
Money market	214,721	200,935	135,585	68,183	10,953	8.1%
Savings	876,392	853,356	628,212	138,285	109,895	17.5%
Core deposits	2,175,001	2,063,747	1,689,991	314,644	170,366	10.1%
Certificates of deposit	232,858	265,918	121,419	162,545	(51,106)	(42.1%)
Total deposits	$2,407,859	$2,329,665	$1,811,410	$477,189	$119,260	6.6%

GAAP to Non-GAAP Reconciliations (dollars in thousands except per share data)

Statement on Non-GAAP Measures: The Company believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Company. Management uses non-GAAP financial measures in its analysis of the Company’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating Net Income / Operating Diluted EPS	2019	2018	2019	2018

Net Income (a GAAP measure)	$7,676	$6,659	$18,146	$18,575
Add: Merger Expenses (Pretax)	339	—	3,880	—
Add: (Gain)/loss on disposition of investment securities	(2)	—	79	(2)
Tax effect of Merger Expenses and Gain (loss) on disposition of investment securities(1)	(74)	—	(873)	1
Operating Net Income (a non-GAAP measure)	$7,939	$6,659	$21,232	$18,574
Less: Dividends and Undistributed Earnings Allocated to Participating Securities (GAAP)	(59)	(66)	(183)	(189)
Operating Income Applicable to Common Shareholders (a non-GAAP measure)	$7,880	$6,593	$21,049	$18,385
Weighted Average Diluted Shares	4,842,965	4,101,378	4,552,092	4,095,447
Operating Diluted earnings per share (a non-GAAP measure)	$1.63	$1.61	$4.62	$4.49

(1)

The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.

The following tables summarize the calculation of the Company’s tangible common equity ratio and tangible book value per share for the periods indicated:

	September 30, 2019	December 31, 2018	September 30, 2018
	(in thousands, except share data)
Tangible Common Equity:
Shareholders' equity (GAAP)	$243,345	$167,026	$160,776
Less: Goodwill and acquisition related intangibles (GAAP)	(34,635)	(412)	(412)
Tangible Common Equity (a non-GAAP measure)	208,710	166,614	160,364
Total assets (GAAP)	2,841,868	2,101,384	1,988,944
Less: Goodwill and acquisition related intangibles (GAAP)	(34,635)	(412)	(412)
Tangible assets (a non-GAAP measure)	$2,807,233	$2,100,972	$1,988,532
Tangible Common Equity Ratio (a non-GAAP measure)	7.43%	7.93%	8.06%

Tangible Book Value Per Share:
Tangible Common Equity (a non-GAAP measure)	$208,710	$166,614	$160,364
Common shares outstanding	4,849,988	4,107,051	4,105,742
Tangible Book Value Per Share (a non-GAAP measure)	$43.03	$40.57	$39.06